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                                                                       EXHIBIT 5

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                                                 JOHNSON & WORTLEY
                                             A Professional Corporation
Fax: 214/977-9004                             ATTORNEYS AND COUNSELORS                                 Other Locations:
Metro: 214/263-6764                                                                                       Austin, Texas
                                           900 Jackson Street -- Suite 100                               Houston, Texas
Writer's Direct Dial Number                  Dallas, Texas  75202-4499                                 Washington, D.C.
                                                    214/977-9000
(214) 977-9611
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                                 July 14, 1994


Dell Computer Corporation
9505 Arboretum Boulevard
Austin, Texas  78759-7299

Dear Sirs:

         This firm has acted as counsel to Dell Computer Corporation, a Delaware corporation ("the Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of an aggregate of 2,216,370 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), as that number may be adjusted from time to time pursuant to the provisions of the Company's 1993 Stock Option Plan (the "Plan"), that may be issued pursuant to stock options granted under the Plan. Unless otherwise defined herein, terms having their initial letters capitalized have the meanings ascribed to them in the Plan.

         In reaching the opinion set forth herein, this firm has reviewed such agreements, certificates of public officials and officers of the Company, records, documents, and matters of law that this firm deemed relevant.

         Based upon and subject to the foregoing and subject further to the assumptions, exceptions, and qualifications hereinafter stated, this firm expresses the opinion that each share of Common Stock, when issued in accordance with the terms of the Plan and the relevant award Agreement, will be legally issued, fully paid and non-assessable.

         The opinion expressed above is subject to the following assumptions, exceptions, and qualifications:

         1. This firm has assumed that (i) all information contained in all documents reviewed by this firm is true and correct, (ii) all signatures on all documents reviewed by this firm are genuine, (iii) all documents submitted to this firm as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by this firm had the legal capacity to do so, and (vi) each person signing in a representative capacity any document reviewed by this firm had authority to sign in such capacity.
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         2.      This firm has also assumed that the Company will receive the full amount and type of consideration (as specified in the Plan and each applicable award agreement) for each of the shares of Common Stock or will have received that consideration upon the issuance of Common Stock pursuant to the applicable award agreement, that such consideration will be in cash, personal property, or services already performed, that such consideration will equal or exceed the par value per share of Common Stock, that appropriate certificates evidencing such shares will be properly executed upon such issuance, and that each grant of an award pursuant to the Plan will be duly authorized.

         The opinion expressed above is limited to the laws of the State of Texas, the Delaware General Corporation Law, and the federal laws of the United States of America. You should be aware that this firm is not admitted to the practice of law in the State of Delaware and the opinion herein with respect to the Delaware General Corporation law is based solely upon the unofficial compilation thereof contained in the Prentice-Hall Information Services Corporation Statutes as of the date hereof.

         This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        Very truly yours,

                                        JOHNSON & WORTLEY
                                        A Professional Corporation


                                        By:   /s/ JIM A. WATSON
                                              For the Corporation